UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2012

EDISON INTERNATIONAL
(Exact name of registrant as specified in its charter)

CALIFORNIA	001-9936	95-4137452
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2244 Walnut Grove Avenue
(P.O. Box 976)
Rosemead, California 91770
(Address of principal executive offices, including zip code)

626-302-2222
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This current report and its exhibit include forward-looking statements. Edison International based these forward-looking statements on its current expectations and projections about future events in light of its knowledge of facts as of the date of this current report and its assumptions about future circumstances. These forward-looking statements are subject to various risks and uncertainties that may be outside the control of Edison International. Edison International has no obligation to publicly update or revise any forward-looking statements, whether due to new information, future events, or otherwise. This current report should be read with Edison International's Annual Report on Form 10-K for the year ended December 31, 2011.

Item 8.01	Other Events

On November 15, 2012, $97 million of interest payments were due on unsecured bonds maturing in 2017, 2019 and 2027 issued by Edison Mission Energy (“EME”), an indirect wholly-owned subsidiary of Edison International. EME elected not to make the November 15 interest payments at this time. EME's unsecured bonds generally provide for a 30-day grace period for interest payments before an event of default shall be deemed to have occurred. If the interest payments are not made prior to the expiration of the grace period on December 17, 2012, then generally either the Trustee or the holders of not less than 25% in aggregate principal amount of the bonds may declare the entire principal amount of the bonds and the interest accrued thereon to be due and payable immediately. EME's failure to pay indebtedness under its unsecured bonds will likely result in EME's filing for protection under Chapter 11 of the U.S. Bankruptcy Code.

Edison International and EME continue to engage in discussions with the bondholders' financial and legal advisors regarding potential EME restructuring transactions.

By filing this Current Report on Form 8-K, Edison International makes no admission as to the materiality of any information in Item 8.01 of this report.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDISON INTERNATIONAL
(Registrant)
/s/ Mark C. Clarke
Mark C. Clarke
Vice President and Controller
Date: November 15, 2012